Exhibit 19.1
GUESS?, INC. SECURITIES TRADING POLICY AND RESTRICTIONS

    As a result of your association with GUESS?, Inc. (“GUESS” or the “Company”), you may come into possession of material non-public information about the Company or its securities. United States federal and state securities laws prohibit certain persons who are aware of material non-public information about a company from buying or selling securities of that company or from giving such information (“tipping”) to another person who may trade on the basis of that information. Anyone violating these laws is subject to personal liability and could face criminal penalties. Under certain circumstances, companies and their controlling persons could also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

    GUESS has adopted the securities trading policy set forth herein (the “Policy”) to promote compliance with these laws and to avoid even the appearance of improper conduct by anyone associated with the Company. This Policy is administered by the Securities Compliance Officer, who is the General Counsel, North America of the Company. All persons subject to this Policy must carefully read this Policy and adhere to its guidelines. It is your personal responsibility to comply with this Policy and federal and state securities laws.

Statement of Company Policy

1.Persons Covered

This Policy applies to (a) all directors, officers and employees of GUESS and its subsidiaries and (b) any other persons, such as contractors or consultants, whom the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, North America has designated as subject to this Policy because such other persons have access to material non-public information concerning the Company (such persons referred to in clause (a) and (b) are hereinafter referred to as “Company Personnel”). The restrictions in this Policy also apply to each such person’s spouse, family members (and others who live in such person’s household or whose transactions are directed by such person), trusts, family partnerships, or any other entities formed for the benefit of such person or over which such person exercises control over its securities trading decisions (“Affiliated Persons”). Company Personnel are responsible for ensuring compliance with this Policy by their Affiliated Persons. All persons identified in this paragraph are hereinafter referred to in this Policy as “Insiders.”

2.General Prohibitions

    No Insider who has material non-public information relating to the Company may buy or sell securities of the Company or give, communicate, or in any way convey such information to another person if the Insider knows or has reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade.

In addition, in the course of their employment with GUESS, Company Personnel may become aware of material non-public information about other companies with which the Company does business, such as the Company’s collaborators, customers or suppliers (each such other company is referred to herein as a “Related Party”). Consistent with prohibitions on trading in Company securities while in possession of material non-public information about the Company, Insiders are also prohibited from trading in securities of any Related Party or sharing material non-public information about any such Related Party.

a.Covered Transactions and Certain Exceptions

In addition to purchases and sales of the Company’s securities in the public markets, and other than with respect to the exceptions described below, this Policy applies to all offers or sales for value as well as all other transactions involving Company securities including, but not limited to, dispositions of the Company’s securities in the form of bona fide gifts (including charitable donations and transfers for estate planning purposes), stock plan transactions, transfers of the Company’s securities for hedging purposes, entering into a pledge of Company securities, sales following margin calls on loans or pledges, purchases or sales of derivative securities, short sales, contributions to trusts, and any other transfers. Insider trading laws apply even to the smallest transactions—there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
Notwithstanding the foregoing, except as otherwise stated herein and unless otherwise prohibited by the Securities Compliance Officer, the trading restrictions in this Policy do not apply in the case of the following transactions:
•The vesting of restricted stock or restricted stock unit awards;
•Exercising, but not selling, Company stock options;
•Settling the minimum required tax withholding obligations by participants in any of the Company’s incentive plans pursuant to such plan through the Company’s withholding or reacquisition of shares of the Company’s common stock, valued in a consistent manner at their fair market value;
•Making scheduled purchases of shares of the Company’s common stock through the Company’s employee stock purchase plan;
•Acquisitions (but not dispositions) of Company securities via a bona fide gift; and
•Trades in Company securities pursuant to a Rule 10b5-1 Plan (as defined below).
b.What is Material Information?

    The term “material information” should be broadly construed. Information is considered to be “material” under the securities laws and this Policy if (a) there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security or (b) the information, if made public, could be expected to affect the market price of a company’s securities. The materiality of information is based on an analysis of all facts and circumstances. For events that are pending or proposed, the materiality of information should be viewed in light of the probability of the event occurring and the impact of the information on the Company. Examples of information that may constitute “material” information depending on the facts and circumstances include:

(i)projections of future earnings or losses, or other earnings guidance;

(ii)quarterly financial results that are known but have not yet been publicly disclosed;

(iii)potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s report;

(iv)news of a significant pending or proposed merger, acquisition, joint venture, tender offer or other acquisition or disposition of significant assets;

(v)    news of a significant new business transaction, product, or license or distribution agreement;

(vi)    changes in dividend policy, a declaration of a stock split or the offering of additional securities or other financings;

(vii)significant new products, discoveries or services;

(viii)impending bankruptcy or other events, such as potential defaults under the Company’s credit agreements or indentures, resulting in severe liquidity problems;

(ix)significant litigation or litigation developments or significant cybersecurity incidents; or

(x)significant new contracts or loss of business.

    No “bright-line” standard or list of items can adequately address the range of situations that may arise; information as to the success, failure, or even the unchanging status of particular aspects of a business can be considered material and should be carefully considered in terms of their materiality. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

c.When is Information Deemed Public?

    Insiders may trade only when they are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate the information. Thus, Insiders may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. In addition, information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. Insider trading is not made permissible merely because material information is reflected by rumors or other unofficial statements in the marketplace.

    Insiders should presume that information is non-public unless they can point to its official release by the Company in at least one of the following ways:

•    public filings with the Securities and Exchange Commission (“SEC”);

•    issuance of press releases;

•    a pre-announced conference call or webcast open to the public; or

•    another broad, non-exclusionary form of public communication used by the Company to disseminate material non-public information to the investing public.

Before a person with material non-public information can trade, the market must have adequate time to absorb the information that has been disclosed. As a general rule, Insiders may not engage in any transactions until trading opens on the third full trading day after the Company’s release of material information. For example, if a release of material information is made during the trading day on a Monday, the first day on which Insiders can trade in the Company’s or a Related Party’s securities would be Thursday. If an announcement is made before the market opens on a Friday, the first day of permissible trades would be Tuesday.

d.Prohibition of “Tipping”

    Providing material non-public information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and can be illegal. In light of the fact that GUESS’ business success depends to a large extent upon its ability to maintain certain information confidentially, non-public information cannot be passed to other persons in any manner. Even inadvertent communications must be avoided. Directors, officers and employees of the Company owe a duty of confidentiality to the Company. Every practicable step to preserve the confidentiality of information must be affirmatively taken by all Insiders. For example:

(i)Do not discuss new developments in elevators, hallways, restaurants, airplanes, taxicabs or ride share services, or any place where you may be overheard.

(ii)Do not gossip.

(iii)Do not read documents containing non-public information in public places or discard them where they can be retrieved by others.

(iv)Do not carry documents with non-public information in elevators, hallways, etc., in an exposed manner.

(v)Beware of the carrying quality of conversations conducted on speaker telephones in offices, on car or airplane telephones, on marine radios, etc.

(vi)Cover confidential documents on your desk before you leave your room; do not leave confidential papers lying where visitors may see them.

(vii)Under no circumstances are Insiders to copy GUESS documents for their personal use, without express consent of a supervising employee of the Company.

In addition to the above, Insiders are prohibited from recommending or implying to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if they are in possession of material non-public information.

f.Duration of Prohibitions

This Policy will apply to Company Personnel and their Affiliated Persons so long as they are associated with the Company and for as long as they are in possession of material non-public information. If Company Personnel leave the Company for any reason, this Policy will continue to apply to such Company Personnel and their Affiliated Persons until the later of (1) the opening of the third full trading day following the public release of earnings for the fiscal quarter in which they leave the Company or (2) the opening of the third full trading day following the public release of any material non-public information known to them.

3. Additional Restrictions on Certain Persons

All executive officers and directors of the Company, all department managers of the Company, all personnel employed in the Accounting and Legal Departments of the Company and all Affiliated Persons of such individuals (“Restricted Persons”) must obtain the approval of the Securities Compliance Officer prior to effecting any transaction in securities of the Company. In order to obtain approval of the Securities Compliance Officer, Restricted Persons must notify the Securities Compliance Officer of the amount and nature of their proposed trade(s) prior to the intended trade date and confirm to the Securities Compliance Officer that such Restricted Person is not in the possession of material non-public information.

    The foregoing procedures do not in any way obligate the Securities Compliance Officer to approve any trade. The Securities Compliance Officer has sole discretion to reject any trading request. After receiving written clearance to engage in a trade, a Restricted Person must complete the proposed trade within the time frame given by the Securities Compliance Officer, or his or her delegee, in the written approval of the trade or make a new trading request. Even if a Restricted Person has received trading clearance, the Restricted Person may not engage in a trade if (a) such clearance has been rescinded by the Securities Compliance Officer, (b) the Restricted Person has otherwise received notice that the trading window has closed or (c) the Restricted Person has or has acquired material non-public information prior to the execution of the proposed trade. The denial of a trading request should not be communicated to any other person, and may itself be considered under this Policy to be material non-public information about the Company.

    Whether or not approval of the Securities Compliance Officer has been obtained, no Restricted Person shall effect any transaction in securities of the Company during the period beginning on the 15th day prior to the end of each fiscal quarter and ending at 5:00 p.m., PST, on the second full trading day following the day of public release (the “Public Release”) by the Company of the Company’s financial results relating to the applicable fiscal quarter (such period is referred to herein as a “closed trading window” and the period during which a Restricted Person may trade in Company securities is referred to herein as a “trading window”); provided, that such Restricted Person may effect transactions pursuant to a Rule 10b5-1 Plan as described in “Pre-Arranged Trading Programs” below. Any questions as to the interpretation of whether a particular release of information by the Company constitutes a “Public Release” shall be directed to the Securities Compliance Officer, whose determination shall be conclusive.

    In addition, the Securities Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated directors, officers or employees (which could be Restricted Persons or other Company Personnel) may not trade in the Company’s securities. The Securities Compliance Officer may also from time to time impose a Special Closed Window on designated Company Personnel to prohibit trading in the securities of other companies to ensure compliance with this Policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be material non-public information about the Company. The Securities Compliance Officer will inform applicable Company Personnel when a Special Closed Window is in effect.

    Restricted Persons who are required to file reports under Section 16 of the Exchange Act (“Section 16”) shall inform their broker-dealers that the Restricted Person is subject to Section 16 and such broker shall confirm that any trade by the Restricted Person or any of their affiliates has been precleared by the Company. Such Restricted Persons should arrange for their broker to provide transaction information to the Restricted Person and/or Securities Compliance Officer on the day of a transaction.

4.Pre-Arranged Trading Programs

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability under federal securities laws for transactions made pursuant to a trading plan that meets certain requirements set forth under such rule (such plan, a “Rule 10b5-1 Plan”). If an Insider is subject to the pre-clearance procedures or any trading window periods of this Policy and wishes to establish a Rule 10b5-1 Plan, the Restricted Person must pre-clear it with the Securities Compliance Officer. Transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows or pre-clearance procedures. Any Rule 10b5-1 Plan must (a) satisfy the requirements of Rule 10b5-1, (b) be documented in writing, (c) be established during an open trading window when the Restricted Person is not in possession of material non-public information and (d) be approved by the Securities Compliance Officer. Prior to approval of a Rule 10b5-1 Plan, the Securities Compliance Officer may require that the plan exclude or include certain provisions (e.g., a cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices that the Securities Compliance Officer deems to be in the best interest of the Company.

Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price, or timing of a purchase or sale) must also comply with the requirements above and must be reported immediately to, and be approved by, the Securities Compliance Officer. Any modification or termination of a Rule 10b5-1 Plan previously approved by the Securities Compliance Officer requires a new approval by the Securities Compliance Officer.

The Company reserves the right to bar any transactions in Company securities, even those pursuant to arrangements previously approved, if the Securities Compliance Officer or the Company’s Board of Directors, in consultation with legal counsel, determines that such a bar is in the best interests of the Company. By way of example (and without limiting the scope of this provision), it may be necessary for the Company to prohibit trading in its securities prior to or following an acquisition. Similarly, the Company may bar trades in connection with a public offering of securities.
5.Amendments

This Policy may be amended from time to time with the approval of the Company’s Board of Directors or a designated committee thereof.